Exhibit 99.2

Transcript of Earnings Conference
Call Held on May 10, 2007

SUSHENE LEITCH:

•                  Hello and welcome to 24/7 Real Media’s first quarter 2007 results conference call.  On the line today are Chairman and Chief Executive Officer David J. Moore and Chief Financial Officer and Chief Operating Officer Jonathan Hsu, as well as General Counsel Mark Moran.

Before we begin, the Company would like to remind you that:

1.               It will be making forward-looking statements regarding future events and future financial performance, during both the Company’s presentation and in response to questions asked during the Q&A that follows. The Company makes these statements as of May 10, 2007 and, except as required by law, disclaims any duty to update them.  You should be aware that actual events and results might be materially different from such forward-looking statements.  Please refer to the Company’s most recent 10-K and 10-Q for a discussion of risk factors that could materially affect the Company’s actual results.

2.               Throughout this conference call the Company may present both GAAP and non-GAAP financial measures. Non-GAAP financial measures, such as pro forma operating income, may exclude charges associated with amortization of intangible assets, stock-based compensation, depreciation and other charges.  A supplemental schedule to the Company’s earnings release provides a reconciliation of non-GAAP to GAAP historical financial measures.

3.               All non-GAAP financial measures are provided as a complement to the Company’s GAAP results and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

4.               You may find copies of the Company’s SEC filings, its earnings release, including a reconciliation of non-GAAP and GAAP financial measures, and a replay of the Web cast of this conference call at www.247realmedia.com.

At this time I’d like to turn the call over to David Moore, Chairman and CEO of 24/7 Real Media.  Dave, please go ahead.

DAVID MOORE

•                  Thank you, Sushene.  Good morning everyone and thanks for joining us for 24/7 Real Media’s first quarter 2007 conference call.

•                  Just a few months in, there are already very clear indications that 2007 is going to be an eventful year for our industry, both in terms of market opportunities and changing sector dynamics.  The main growth drivers for the Digital Marketing Sector, including the reallocation of ad spend from traditional to interactive media, globalization of campaigns, and the increased demand for accountability, continue to gain influence and result in larger budgets from a broad spectrum of advertisers.

•                  At the same time, the heightened pace of strategic dialogue and activity among industry participants speaks to the critical focus that our sector is attracting.

•                  Additionally, there is increased recognition that established, scalable technology platforms are strategically important.  We have always believed that technology will play a major role in evolving the larger advertising industry.  I will speak more on this in a few moments.

•                  Operationally, results generated by 24/7 Real Media in the first quarter of 2007 were mixed.  We experienced continued strength within our Search and Technology divisions; however, overall results were dampened by underperformance in our Media segment.

•                  While we always anticipate the influence of seasonality on first quarter results, especially as compared to the robust, holiday-driven fourth quarter activity, this year, we witnessed a more significant seasonal slowdown in CPM-based display advertising than previously expected.

•                  Globally, we believe that this sector-wide trend was experienced by many companies in both North America and Europe.  One bright spot was Asia, where our leading Korea media business started 2007 very strongly.

•                  Encouragingly, we did see a pick-up in overall display advertising activity as we exited Q1 and entered Q2.

•                  Our Asia-Pacific operations performed exceptionally well during Q1, nearly doubling revenue year-over-year on the strength of our Korean media franchise, as well as solid sequential gains within the search engine marketing business.

•                  Our recently announced enhancement to our Decide DNA SEM platform, developed to address the mobile search marketing needs first identified by clients in Asia, is an example of the leverage in both operations and R&D gained through our significant Asia footprint.

•                  We expect continued strong growth from our businesses throughout the Asia-Pacific region.  There is a significant opportunity to increase organic cross-selling of products and services, such as the recent successful introduction of our Open AdStream ad serving platform into the Australian market.

•                  Additionally, our growing partnership with Dentsu continues to open new markets in the region, bringing to bear our compelling combination of traditional and digital media and technology expertise.

•                  Most recently, I joined a number of our Dentsu colleagues in Seoul to celebrate the operational launch of our first joint venture office outside of Japan.  Concurrently, we have stepped up our business diligence on other potential expansion markets, most notably China.  We have already received many significant, China-based sales leads, and we are looking at ways to address the growing market needs of Chinese advertisers by the end of this year.

•                  Continued focus on technology innovation culminated in the release last quarter of Open AdStream Mobile Edition, which enhances the wireless delivery capabilities of our proprietary ad serving platform.

•                  We believe this strengthens our competitive position given increased marketplace desire to manage across multiple delivery channels.  Several strategic clients have already agreed to utilize our Open AdStream Mobile Edition as their technology platform to address the increasing global wireless advertising opportunity.

•                  Finally, the recent acquisition of DoubleClick by Google has created a compelling opportunity for 24/7 Real Media to capitalize upon the independence and sell-side focus of the Open AdStream platform, as well as the global breadth of our leading SEM franchise.

•                  We have already increased our sales efforts, our technology development activities, and our recruiting in order to aggressively build upon our market share gains.  We believe that these prudent investments will bear fruit as we exit 2007 and enter 2008.

•                  The acquisition of DoubleClick by Google has served as a catalyst for increased corporate development activity throughout the Digital Marketing sector.  Yahoo!’s acquisition of Right Media, the sale of Digitas to Publicis, and the acquisition of Reprise Media by Interpublic have further validated the strategic importance of digital marketing technologies, operations, and expertise.

•                  We believe that our sector is now in a period of both consolidation and increased strategic partnerships, driven by the recognition by traditional media and advertising giants that Digital Marketing technologies and expertise are necessary strategic assets for any future business model

•                  To that end, we have engaged Lehman Brothers to explore and assess a wide array of strategic alternatives for 24/7 Real Media to ensure the continued maximization of value for all shareholders.

I’d now like to turn the call over to Jonathan Hsu, who will take you through the financial results for the quarter.  Jon…

JONATHAN HSU

•                  Thanks Dave, and welcome to all of you on the call.

•                  In a traditionally weak quarter for advertising, 24/7 Real Media operations generated a mixed performance.

•                  Our Search and Technology businesses continued to experience solid growth, at rates above the underlying sub-sector growth rates.  Both Search and Technology benefited from increased scale and steady gross margins.

•                  Our Media business was negatively affected by a more significant seasonal slowdown in CPM-based display advertising than previously expected, especially in North America and Europe.  As mentioned previously, our leading Korea media franchise was a bright spot, performing strongly in the first quarter.  Given the lower gross margin nature of the Korea media business, overall global Media gross margins experienced a negative mix shift.

•                  With the opening of our new joint venture office in Seoul, 24/7 Real Media is significantly expanding our successful relationship with Dentsu.  Asia is the future, and 24/7 Real Media is ideally positioned to benefit.

•                  I would like to take a moment to personally thank the leadership team of Dentsu, who have strongly supported KK 24-7 Search over the past eighteen months, and who now entrust 24/7 Real Media to be the partner of choice to address the pan-Asian search opportunity.  We are honored by Dentsu’s commitment, and we will continue to work very diligently to make certain that we are worthy partners.

•                  And now, let me provide details about 24/7 Real Media’s first quarter performance.

•                  Total revenue for the first quarter of 2007 rose 34% to $57.7 million, from the first quarter 2006 revenue of $42.9 million.

•                  International revenues continued to accelerate, contributing 64% to overall revenue in the first quarter.

•                  This continued shift was driven, in particular, by significant growth across our operations throughout the Pacific Rim, which realized a near doubling of revenue as compared to the first quarter of 2006.

•                  Pro forma operating income for the first quarter was $4.4 million, or $0.08 per fully diluted share, compared to pro forma operating income of $3.5 million, or $0.07 per fully diluted share for the year ago period.

•                  For the first quarter of 2007, we are reporting a GAAP loss of $56,000, or $0.00 per share, compared with a GAAP net loss of $7.5 million, or $0.16 per share in the year-ago period.

•                  Moving to our business segments, revenue within our Media operations grew 13% to $20.6 million in the first quarter of 2007 from $18.2 million in the same period of 2006.  Gross margins for the quarter were 28.8%.

•                  Search Solutions contributed $28.7 million to revenue in the first quarter of 2007, climbing 61% from $17.8 million in the same quarter of 2006.  Blended gross margins in this segment were 21.3%, with search gross profit dollars increasing 29% year-over-year.

•                  Technology Solutions revenue growth maintained its above-market growth rate, rising 21% to $8.3 million in the first quarter of 2007, up from $6.9 million in the same quarter of 2006.  Gross margins for this segment, excluding stock-based compensation, have remained strong at 80.1% for the quarter.

•                  Cash flow from operations for the first quarter was a record $8.1 million, and we ended the quarter with a cash balance of $62.6, up from $59.4 million at the end of 2006, an indication of the continued financial strength of the company.  Please note that during the quarter, we invested $5 million into our expanded Dentsu joint venture holding company.  Inclusive of this $5 million investment, system-wide cash would total approximately $67.6 million.

•                  Now let me provide you with the company’s guidance for the second quarter, as well as updated guidance for the full year 2007.

•                  For the second quarter of 2007, the company anticipates revenue of between $61 million and $65 million, the midpoint of which represents an increase of 31% over second quarter 2006 revenue of $48.2 million.

•                  The Company expects pro forma operating income of $0.09 to $0.12 per share for the second quarter of 2007.

•                  For full year 2007, the company is raising previously-issued revenue guidance, and currently expects revenue of between $265 million and $275 million, the midpoint of which represents an increase of 35% from revenue of $200.2 million in 2006.

•                  The company continues to expect full year diluted pro forma operating income of between $0.52 and $0.55 per share.

•                  I will now turn it back to David.

DAVID MOORE

•                  We will now open up the call to questions.

Q&A SESSION

AFTER Q&A SESSION

DAVE MOORE - CLOSING

Thank you for listening this morning.  This is certainly an exciting period for all participants in the Digital Marketing Sector, and particularly for 24/7 Real Media.  I look forward to speaking with you again during our next call.

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